UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 3, 2008

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6868 Cortona Drive

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jeanne Seeley as Senior Vice President and Chief Financial Officer

On May 8, 2008, we issued a press release announcing the appointment of Jeanne Seeley, age 55, as our senior vice president and chief financial officer, effective as of May 12, 2008.

From 2005 to 2007, Ms. Seeley served as  the chief financial officer and chief administrative officer of Access Co., Ltd., a provider of software technologies for mobile communications applications, which acquired PalmSource, Inc. in 2005.  During 2005, Ms. Seeley served as the senior vice president and chief financial officer of PalmSource, a software company and developer of the Palm OS PDA operating system.  From 2000 to 2005, Ms. Seeley served as senior vice president of finance, chief financial officer and secretary of Snap Appliances Inc., a provider of network storage solutions.  From August 1999 to October 2000, Ms. Seeley served as vice president, finance and chief financial officer of Quantum’s DLT & Storage Systems Group, a provider of network storage systems.  From 1981 to 1997, Ms. Seeley was employed in various capacities at Apple Computer, Inc., a designer and manufacturer of consumer electronics and software products, most recently as vice president, corporate controller and chief accounting officer.

Under the terms of an employment offer letter dated May 3, 2008 and filed herewith as Exhibit 10.82, Ms. Seeley will receive a base salary of $250,000 per year and will be an at-will employee.

As an executive officer, Ms. Seeley will be eligible to participate in our executive incentive compensation plan, which was approved by our compensation committee on November 29, 2007 and described in our current report on Form 8-K filed on December 3, 2008.  Ms. Seeley will participate in the incentive compensation plan for the second half of fiscal 2008, and her annualized target bonus will equal 70% of her base salary based on satisfaction of certain corporate and individual performance objectives.  Her targets will be allocated 50% to corporate performance objectives and 50% to individual objectives or functional goals.

We have also agreed to grant Ms. Seely the following equity incentives:  (i) a non-statutory stock option under our 2006 Equity Incentive Plan to acquire 75,000 shares of our common stock, vesting, subject to continued service, over four (4) years, with 25% of the shares subject to the option becoming exercisable on the one year anniversary of the date of grant and the balance of the shares subject to the option becoming exercisable on a ratable monthly basis over the succeeding three (3) years and (ii) 35,000 restricted stock units (RSUs) which will vest, subject to continued service, as follows: 1/6th will vest on the six month anniversary of the date of grant, 1/6th will vest on the first anniversary of the date of grant, 1/3rd will vest on the second anniversary of the date of grant, and 1/3rd will vest on the third anniversary of the date of grant.

Pursuant to our standard form of change of control severance agreement applicable to all executive officers, in the event of an actual or constructive termination of Ms. Seeley’s employment within six months of a change of control transaction, she will become entitled to (i) severance payments equal to six months of her base salary; (ii) accelerated vesting of 50% of the then-unvested portion of any equity incentives held by her; and (iii) reimbursement of up to six months of COBRA health care coverage payments.   We filed the form of change of control severance agreement approved by our compensation committee as part of a current report on Form 8-K on January 16, 2008.

A copy of the press release, dated May 8, 2008, announcing Ms. Seeley’s appointment as our senior vice president and chief financial officer is attached hereto as Exhibit 99.1.  The summary description of Ms. Seeley’s offer letter set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter dated as of May 3, 2008 which is attached hereto as Exhibit 10.82.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are furnished herewith:

Exhibit No.	Description

10.82	Offer Letter with Jeanne Seeley dated May 3, 2008.
99.1	Press Release of Occam Networks, Inc. dated May 8, 2008 announcing the appointment of Jeanne Seeley as Senior Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCAM NETWORKS, INC.

By:	/s/ Robert L. Howard-Anderson
Robert L. Howard-Anderson President & Chief Executive Officer

Date:  May 8, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.82	Offer Letter with Jeanne Seeley dated May 3, 2008.
99.1	Press Release of Occam Networks, Inc. dated May 8, 2008 announcing the appointment of Jeanne Seeley as [Senior Vice President and] Chief Financial Officer.